Exhibit 99.2

Gaiam Reports Fourth Quarter 2011 Results

Gaiam To Acquire Vivendi Entertainment

From Universal Music Group

In Accretive Transaction Creating

Nation’s Largest Independent Content Distributor

Boulder, CO, March 15, 2012 – Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today financial results for its fourth quarter and full year ended December 31, 2011. Separately, Gaiam announced that it entered into an agreement to acquire Vivendi Entertainment, a division of Universal Music Group Distribution Corp., in an accretive transaction. Gaiam will host a conference call today, March 15, 2012, at 2:30 p.m. MT (4:30 p.m. ET) to review the acquisition of Vivendi Entertainment and the 2011 fourth quarter and full year results.

Dial-in No.:	(800) 619-0355 (domestic) or (212) 547-0278 (international)
Passcode:	GAIAM

Acquisition of Vivendi Entertainment

This afternoon Gaiam announced that it entered into an agreement to acquire the Vivendi Entertainment from Universal Music Group Distribution in an accretive transaction that creates the largest independent and third largest overall, non-theatrical media distributor in the U.S. Under the terms of the agreement, Gaiam will acquire Vivendi for $13.4 million plus net working capital. The transaction is expected to be completed later this month, subject to the satisfaction of customary closing conditions.

Lynn Powers CEO stated, “The acquisition of Vivendi Entertainment brings a range of strategic and financial benefits to the Company as the combination of both operations elevates the Gaiam brand across the media and entertainment landscape, positions us as a powerhouse independent distributor that should prove attractive to new, quality studio partners and creates growth and expansion opportunities. This is an exciting acquisition for Gaiam and we believe it will generate immediate and lasting value for our studio partners, retail customers, consumers and our shareholders.”

2011 Fourth Quarter and Full Year Financial Review

Net revenue for the fourth quarter ended December 31, 2011 increased 15.1% year over year to $95.9 million from $83.3 million. The increase is primarily attributable to the acquisition of Alteris Renewables, Inc. (“Alteris”) in the solar segment, partially offset by a sales decline in the direct to consumer segment as a result of the Company’s efforts in 2011 to build a foundation for growth in 2012 and beyond through the re-positioning and re-branding of the direct response television, ecommerce, and catalog businesses.

Net revenue for the year ended December 31, 2011 increased $0.5 million to $274.8 million from $274.3 in the prior-year. Full year 2011 net revenue includes $88.3 million for the business and $77.3 million for the direct to consumer segments.

Fourth quarter 2011 gross profit declined to $36.5 million, or 38.0% of net revenue, from $41.5 million, or 49.8% of net revenue, during the comparable quarter last year. The decline is primarily due to increased revenues in the lower margin solar segment and changes in product sales mix in the business segment. Excluding the solar segment, gross margin for the fourth quarter of 2011 was 48.3%.

Selling and operating expenses were $30.8 million, or 32.1% of net revenue, in the fourth quarter of 2011, compared to $31.2 million, or 37.4% of net revenue, in the prior-year period. The decrease was primarily the result of reduced television advertising and catalog circulation in the direct to consumer segment, partially offset by additional costs from the solar segment’s acquisition of Alteris.

Corporate, general and administration expenses increased to $4.1 million for the fourth quarter of 2011 from $3.6 million in the year-ago quarter reflecting the solar segment’s consolidation of Alteris. As a percentage of net revenue, corporate, general and administration expenses remained consistent at 4.3%.

Excluding the unusual non-cash items, net income for the fourth quarter of 2011 was $1.4 million, or $0.06 per share, compared to net income of $4.2 million, or $0.18 per share, in the prior-year period. Including the non-cash goodwill impairment charge of $22.5 million necessitated by the market value of the Company’s common stock, the net loss was $18.5 million, or $0.82 per share, for the fourth quarter of 2011. (See Non-GAAP Financial Measurements on page 7 of this press release.)

On December 31, 2011, Gaiam converted its Real Goods Solar, Inc. (“Real Goods Solar”) Class B common shares, which had ten votes per share, to Class A common shares, which have one vote per share. Gaiam’s voting ownership in Real Goods Solar was reduced to approximately 38% effecting the deconsolidation of Real Goods Solar on the date of conversion. Gaiam recorded a net non-cash gain of $2.6 million on the deconsolidation. The loss on deconsolidation of $4.5 million, after marking to fair value Gaiam’s equity method investment in Real Goods Solar, was offset by the reversal of a deferred tax liability of $7.1 million.

Powers added, “In 2011 we repositioned Gaiam for better visibility and focus on our core businesses. With the deconsolidation of Real Goods, signing of an agreement to acquire Vivendi Entertainment and the revamping of our direct response television business, we are poised for double digit organic revenue growth in our core businesses and improved profitability through synergies, increased productivity and enhanced product offerings.”

In 2011, Gaiam repurchased a total of 628,000 shares of its Class A common stock in open market transactions for $2.3 million. Since the repurchases began, Gaiam has repurchased approximately 5.43 million shares representing approximately 24% of the shares currently outstanding. After the deconsolidation of $11.8 million of Real Goods Solar cash, the Company ended the year with $14.5 million in cash, no debt, and a working capital ratio of 2.9. The Company generated $5.2 million of operating cash flow for the year compared to a $5.0 million use of cash in 2010.

Jirka Rysavy, Chairman of Gaiam, concluded, “The Vivendi acquisition will help elevate the Gaiam brand across the media landscape, including digital outlets. Our stronger media competitive position supplements our expected double digit internal revenue growth in 2012 and enhances offerings on our digital platforms.”

A replay of this afternoon’s conference call will be available approximately one hour after the end of the call and will continue until 11:00 p.m. CT on March 23, 2012.

Replay number:	(800) 677-4611; (402) 998-1678
Passcode:	GAIAM (42426)

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of 62,000 retail doors, 14,600 store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

CONTACT:
Stephen J. Thomas	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
Gaiam, Inc.	212/835-8500, gaia@jcir.com
303-222-3782, Steve.Thomas@gaiam.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010
Net revenue	$95,919	100.0%	$83,331	100.0%
Cost of goods sold	59,434	62.0%	41,802	50.2%

Gross profit	36,485	38.0%	41,529	49.8%

Selling and operating	30,799	32.1%	31,206	37.4%
Corporate, general and administration	4,148	4.3%	3,569	4.3%
Non-cash goodwill impairment	22,456	23.4%	—	0.0%

Income (loss) from operations	(20,918)	-21.8%	6,754	8.1%

Loss on deconsolidation of subsidiary	(4,550)	-4.7%	—	0.0%
Interest and other income (expense)	(182)	-0.2%	94	0.1%

Income (loss) before income taxes	(25,650)	-26.7%	6,848	8.2%

Income tax expense (benefit)	(7,488)	-7.8%	2,295	2.7%

Net income (loss)	(18,162)	-18.9%	4,553	5.5%

Net income attributable to the noncontrolling interest	(340)	-0.4%	(337)	-0.4%

Net income (loss) attributable to Gaiam, Inc.	$(18,502)	-19.3%	$4,216	5.1%

Weighted-average shares outstanding:
Basic	22,691		23,268
Diluted	22,691		23,440
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.82)		$0.18
Diluted	$(0.82)		$0.18

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010
Net revenue	$274,773	100.0%	$274,268	100.0%
Cost of goods sold	157,912	57.5%	138,438	50.5%

Gross profit	116,861	42.5%	135,830	49.5%

Selling and operating	110,008	40.0%	117,152	42.7%
Corporate, general and administration	13,291	4.8%	12,534	4.6%
Subsidiary’s acquisition-related costs	2,393	0.9%	—	0.0%
Non-cash goodwill impairment	22,456	8.2%	—	0.0%

Income (loss) from operations	(31,287)	-11.4%	6,144	2.2%

Loss on deconsolidation of subsidiary	(4,550)	-1.7%	—	0.0%
Interest and other income (expense)	(90)	0.0%	1,291	0.5%

Income (loss) before income taxes	(35,927)	-13.1%	7,435	2.7%

Income tax expense (benefit)	(10,657)	-3.9%	2,366	0.8%

Net income (loss)	(25,270)	-9.2%	5,069	1.9%

Net (income) loss attributable to the noncontrolling interest	398	0.1%	(794)	-0.3%

Net income (loss) attributable to Gaiam, Inc.	$(24,872)	-9.1%	$4,275	1.6%

Weighted-average shares outstanding:
Basic	23,126		23,226
Diluted	23,126		23,383
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$(1.08)		$0.18
Diluted	$(1.08)		$0.18

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$14,545	$28,773
Accounts receivable, net	31,113	50,322
Inventory, less allowances	29,205	33,218
Deferred advertising costs	3,303	2,341
Receivable and deferred tax assets	6,686	8,803
Receivable from equity method investee	2,176	—
Note receivable and other current assets	7,305	10,220

Total current assets	94,333	133,677

Property and equipment, net	23,664	27,861
Media library, net	14,576	15,596
Deferred tax assets	12,636	3,145
Goodwill	2,673	25,861
Other intangibles, net	569	813
Equity method investment	14,300	—
Other assets	539	480

Total assets	$163,290	$207,433

Liabilities and Equity
Current liabilities:
Accounts payable	$21,069	$27,837
Accrued liabilities	11,047	10,834

Total current liabilities	32,116	38,671

Total equity	131,174	168,762

Total liabilities and equity	$163,290	$207,433

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial results for the quarter and year ended December 31, 2011. We believe that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A reconciliation of our quarter and year ended December 31, 2011 GAAP net loss to our non-GAAP net income (loss) is set forth below (unaudited, in millions):

	For the Quarter Ended December 31, 2011	For the Year Ended December 31, 2011

Net loss attributable to Gaiam, Inc.	$(18.5)	$(24.9)

Exclusion of Real Goods Solar’s acquisition-related costs (net of taxes of $0.6 million) (a)	—	1.8

Exclusion of non-cash impairment of goodwill (no taxes)	22.5	22.5

Exclusion of loss on deconsolidation of Real Goods Solar (net of taxes of $7.1 million for each period) (b)	(2.6)	(2.6)

Non-GAAP net income (loss) attributable to Gaiam, Inc.	$1.4	$(3.2)

A reconciliation of our quarter and year ended December 31, 2011 GAAP net loss per share to our non-GAAP net income (loss) per share is set forth below (unaudited, in millions except share and per share data):

	For the Quarter Ended December 31, 2011	For the Year Ended December 31, 2011

Net loss per share attributable to Gaiam, Inc. common shareholders - diluted	$(0.82)	$(1.08)

Exclusion of Real Goods Solar’s acquisition-related costs per share (net of taxes of $0.6 million) (a)	—	0.08

Exclusion of non-cash impairment of goodwill per share (no taxes)	0.99	0.97

Exclusion of loss on deconsolidation of Real Goods Solar per share (net of taxes of $7.1 million for each period)	(0.11)	(0.11)

Non-GAAP net income (loss) per share attributable to Gaiam, Inc. common shareholders - diluted	$0.06	$(0.14)

Weighted average shares used in net income (loss) per share calculations - diluted	22,691,000	23,126,000

(a)	Income taxes were computed at Real Goods Solar’s combined effective tax rate of approximately 42% after excluding permanent tax differences of $1.1 million.
(b)	Income taxes were computed at Gaiam’s combined effective tax rate of approximately 35.5%.